CREDIT AGREEMENT

        THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of March 18, 2008, by and between ORION ENERGY SYSTEMS, INC., a Wisconsin corporation and GREAT LAKES ENERGY TECHNOLOGIES, LLC, a Wisconsin limited liability company (each individually, a “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”). Each reference herein to “Borrower” shall mean each and every party, collectively and individually, defined above as a Borrower.

RECITALS

        A.     Bank, through its Wells Fargo Business Credit operating division, extended to Borrower certain credit facilities pursuant to the terms of a Credit and Security Agreement dated December 22, 2005 (as amended, the “WFBC Agreement”).

        B.     Bank and Borrower have now agreed that from and after the date of this Agreement, the credit facilities extended by Bank shall be extended by its Commercial Banking Group operating division, rather than by its Wells Fargo Business Credit operating division, and Bank and Borrower have agreed to such credit on the terms and conditions contained in this Agreement, which shall terminate and replace the WFBC Agreement. Any ancillary agreements between Bank and Borrower other than this Agreement shall continue in full force and effect unless explicitly replaced or terminated by Bank and Borrower in writing.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that this Agreement shall terminate and replace the WFBC Agreement, and further agree as follows:

ARTICLE I
CREDIT TERMS

        SECTION 1.1.    LINE OF CREDIT.

        (a)    Line of Credit; Discretionary Increases to Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 31, 2010, not to exceed at any time the aggregate principal amount of TWENTY FIVE MILLION DOLLARS ($25,000,000.00)(“Line of Credit”), the proceeds of which shall be used for working capital or other general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a $25,000,000.00 promissory note dated the same date as this Agreement (“Line of Credit Note”), the terms of which are incorporated by reference. The Line of Credit Note shall be given as a replacement for, and not in satisfaction of, the Borrower’s $25,000,000 Revolving Note dated December 22, 2005.

        Borrower may request an increase in the Line of Credit by up to an additional TWENTY FIVE MILLION DOLLARS ($25,000,000.00), provided that after giving effect to the requested increase, the aggregate amount of the Line of Credit does not exceed $50,000,000.00. Borrower may request such an increase once in the minimum amount of at least $1,000,000.00. Following Borrower’s request, Bank may increase the amount of the Line of Credit, provided that on or before the proposed date of the effectiveness of the increase, Borrower provides Bank (i) pro-forma projections for the next four fiscal quarters, (ii) a current compliance certificate executed by an officer of Borrower acceptable to Bank both showing that Borrower is and will in the future be compliance with the terms and conditions of this Agreement, and (iii) a replacement Line of Credit Note for the full amount of the increased Line of Credit. The amount of the Line of Credit in excess of $25,000,000.00 is a discretionary Line of Credit, and Wells Fargo has no obligation to make an advance even if no Event of Default has occurred under the terms of this Agreement.

        (b)    Limitation on Borrowings. Outstanding borrowings under the Line of Credit, whether before or after any increase to the amount of the Line of Credit, shall not at any time exceed a borrowing base consisting of the aggregate of (i) eighty percent (80%) of Borrower’s Eligible Accounts, plus (ii) fifty percent (50%) of the value of Borrower’s Eligible Inventory or $10,000,000, whichever is less, and less (iii) an amount equal to the Borrowing Base Reserve.

        The foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower’s gross sales for said period. If such dilution of Borrower’s accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower’s gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower’s accounts, Bank, in its sole reasonable discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower’s eligible accounts receivable.

        “Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Bank establishes in its sole reasonable discretion from time to time to reduce availability under the borrowing base (i) to reflect without limitation events, conditions, contingencies, litigation or other risks which affect the assets, financial performance, business or prospects of Borrower, or the collateral securing the indebtedness or its value, or the enforceability, perfection or priority of Bank’s security interest in the collateral, or (ii) to reflect Bank’s judgment that any information relating to Borrower, its financial condition or collateral, may be incomplete, inaccurate or misleading in any material respect, or may have materially changed in a way that may not otherwise be meaningfully measured by existing financial covenants.

        “Eligible Accounts” means all unpaid Accounts of the Borrower arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

        (i)     That portion of Accounts unpaid 90 days or more after the invoice date or, if the Bank in its reasonable discretion has determined that a particular dated Account may be eligible, that portion of such Account which is unpaid more than sixty (60) days past the stated due date or more than one hundred twenty (120) days past the invoice date;

        (ii)     That portion of Accounts related to goods or services with respect to which the Borrower has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

        (iii)     That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

        (iv)     Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

        (v)     Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Bank that (A) the Bank has a first priority perfected security interest and (B) such Accounts may be enforced by the Bank directly against such unit of government under all applicable laws);

        (vi)     Accounts owed by an account debtor located outside the United States which are not (A) backed by a bank letter of credit naming the Bank as beneficiary or assigned to the Bank, in the Bank’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Bank in all respects, in its sole reasonable discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Bank in its sole reasonable discretion;

        (vii)     Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

        (viii)     Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrower or by Northland Capital;

        (ix)     Accounts not subject to a duly perfected security interest in the Bank’s favor or which are subject to any Lien in favor of any Person other than the Bank;

        (x)     That portion of Accounts that has been restructured, extended, amended or modified;

        (xi)     Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds twenty five percent (25%) of the aggregate amount of all EligibleAccounts;

        (xii)     Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty percent (20%) or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (x) above; and

        (xiii)     Accounts, or portions thereof, otherwise deemed ineligible by the Bank in its sole reasonable discretion.

        “Eligible Inventory” means all Inventory of the Borrower, valued at the lower of cost or market in accordance with GAAP; but excluding any Inventory having any of the following characteristics:

        (i)     Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by the Bank in writing; not subject to a duly perfected first priority security interest in the Bank’s favor; subject to any lien or encumbrance that is subordinate to the Bank’s first priority security interest; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Bank;

        (ii)     Supplies, packaging, fabricated parts, sample Inventory, or customer supplied parts or Inventory;

        (iii)     Work-in-process Inventory;

        (iv)     Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of the Borrower’s operations, or the amount of such Inventory that has been reduced by shrinkage;

        (v)     Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

        (vi)     Inventory that is perishable or live;

        (vii)     Inventory manufactured by the Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Bank to exercise its rights and remedies against such Inventory;

        (viii)     Inventory that is subject to a Lien in favor of any Person other than the Bank; and

        (ix)     Inventory otherwise deemed ineligible by the Bank in its sole reasonable discretion.

        (c)    Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed TEN MILLION DOLLARS ($10,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

        (d)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

        SECTION 1.2.    INTEREST/FEES.

        (a)    Interest. The outstanding principal balance of each credit subject hereto shall bear interest, and the amount of each drawing paid under the Standby Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith..

        (b)    Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

        (c)    Unused Commitment Fee. Borrower shall pay to Bank a fee equal to twenty hundredths percent (0.20%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the date of this agreement. In the event that Borrower increases the Line of Credit pursuant to the terms of this Agreement, then the fee shall be calculated on the full amount of the increased Line of Credit.

        (d)    Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to one and one quarter percent (1.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

        (e)    Line of Credit Termination Fee. Borrower shall pay Bank a fee equal to 1.0% of the principal amount of the Line of Credit then in effect if Borrower prepays and terminates the Line of Credit prior to December 23, 2008, which fee shall be payable by Borrower prior to the release by Bank of its lien on the Borrower’s assets.

        SECTION 1.3.    COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest due under each credit subject hereto by charging Borrower’s deposit account number 4121228985 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

        SECTION 1.4.    COLLATERAL. As security for all indebtedness and other obligations of Borrower to Bank, Borrower grants Bank a first lien security interest in all Borrower’s accounts receivable and other rights to payment, general intangibles and inventory, and Borrower also grants to Bank a security interests of second lien priority in all Borrower’s equipment and fixtures.

        All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

        Each Borrower makes the following representations and warranties to Bank, which shall survive the execution of this Agreement and continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of each Borrower to Bank subject to this Agreement.

        SECTION 2.1.    LEGAL STATUS.

        Borrower Orion Energy Systems, Inc. is a corporation, duly organized and existing and in good standing under the laws of Wisconsin, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

        Borrower Great Lakes Energy Technologies, LLC is a limited liability company, duly organized and existing and in good standing under the laws of Wisconsin, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

        SECTION 2.2.    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of each Borrower, enforceable in accordance with their respective terms.

        SECTION 2.3.    NO VIOLATION. The execution, delivery and performance by each Borrower of the Loan Documents and does not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws, or Articles of Organization or Operating Agreement of, each Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which either Borrower is a party or by which either Borrower may be bound.

        SECTION 2.4.    LITIGATION. There are no pending, or to the best of each Borrower’s knowledge, threatened actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of either Borrower, other than those disclosed to Bank in writing prior to the date hereof, the disclosure of which shall not be considered the waiver of any rights of Bank hereunder at any time in the future.

        SECTION 2.5.     CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of each Borrower dated March 31, 2007, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by each Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of each Borrower, (b) disclose all liabilities of each Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of each Borrower, nor has either Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

        SECTION 2.6.    INCOME TAX RETURNS. Each Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

        SECTION 2.7.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which either Borrower is a party or by which either Borrower may be bound that requires the subordination in right of payment of any of that Borrower’s obligations subject to this Agreement to any other obligation of either Borrower.

        SECTION 2.8.    PERMITS, FRANCHISES. Each Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

        SECTION 2.9.    ERISA. Each Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); each Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by each Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; each Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

        SECTION 2.10.    OTHER OBLIGATIONS. Each Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

        SECTION 2.11.    ENVIRONMENTAL MATTERS. Except as disclosed by either Borrower to Bank in writing prior to the date hereof, each Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of that Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of either Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Each Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III
CONDITIONS

        SECTION 3.1.    CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

        (a)    Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

        (b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.
(ii)	Certificate of Incumbency.
(iii)	Corporate Resolution: Borrowing.
(iv)	Limited Liability Co. Cert: Borrowing.
(v)	Security Agreement: Equipment & Fixtures.
(vi)	Security Agreement: Continuing Rights to Payments and Inventory.
(vii)	Intercreditor Agreement dated December 23, 2005 entered into with Hometown Bank.
(viii)	Security Interest Subordination Agreement dated December 22, 2005 entered into with City of Manitowoc, Wisconsin.
(ix)	Copies of all policies of insurance of every kind and description.
(x)	Such other documents as Bank may require under any other Section of this Agreement.

        (c)    Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

        (d)    Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

        SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

        (a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

        (b)    Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

        (c)    Additional Letter of Credit Documentation. Prior to the issuance of each Letter of Credit, Bank shall have received a Letter of Credit Agreement, properly completed and duly executed by borrower.

ARTICLE IV
AFFIRMATIVE COVENANTS

        Each Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, each Borrower shall, unless Bank otherwise consents in writing:

        SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

        SECTION 4.2.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

        SECTION 4.3.    FINANCIAL STATEMENTS AND FINANCIAL INFORMATION. Provide to Bank all of the following, in form and detail satisfactory to Bank:

        (a)     not later than 120 days after and as of the end of each fiscal year, an audited consolidated financial statement of Borrower, prepared by a certified public accountant acceptable to bank, to include balance sheet and income statement;

        (b)     not later than 30 days after and as of the end of each month, a financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement;

        (c)     not later than 20 days after and as of the end of each month, a borrowing base certificate, an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, and to be delivered each January and July if there were at any time borrowings in the preceding six months, a list of the names and addresses of all Borrower’s account debtors;

        (d)     not later than each March 31 annual projections, to include balance sheet, income statement and statement of cash flows;

        (e)     contemporaneously with each annual and monthly financial statement of Borrower required hereby, a certificate of an authorized officer, manager or member of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

        (f)     Notice of any litigation or other adversarial proceedings in any court or other forum where the amount being claimed against Borrower is in excess of $500,000.00, and promptly upon receipt, and in any event no more than ten (10) days after filing or receipt, copies of all pleadings, notices, court papers, or motions concerning a dispositive issue filed by any party with respect to such litigation or other adversarial proceedings, and copies of any order or judgment filed by the court, with respect to such litigation or proceedings, together with any non-privileged discovery materials that Bank in its sole discretion deems appropriate for its review..

        (g)     Notice of any reservation of rights or of any refusal to cover any claims made against Borrower or any officers or employees of Borrower under any policies of insurance.

        (h)     from time to time such other information as Bank may reasonably request.

        SECTION 4.4.    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

        SECTION 4.5.    INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect. Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

        SECTION 4.6.    FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

        SECTION 4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

        SECTION 4.8.    LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower.

        SECTION 4.9.    FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s financial statements for the period ending December 31, 2007:

        (a)     Total Liabilities divided by Tangible Net Worth not greater than 1.0 to 1.0 at each fiscal quarter end, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ and members’ equity plus subordinated debt less any intangible assets.

        (b)     Net income after taxes not less than $1.00 on a rolling 4-quarter basis, determined as of each fiscal quarter end.

        (c)     Fixed Charge Coverage Ratio not less than 2.00 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with “Fixed Charge Coverage Ratio” defined as the aggregate of net profit after taxes plus depreciation expense, amortization expense, cash capital contributions and increases in subordinated debt minus dividends, distributions and decreases in subordinated debt, divided by the aggregate of the current maturity of long-term debt and capitalized lease payments.

        SECTION 4.10.    NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property.

ARTICLE V
NEGATIVE COVENANTS

        Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

        SECTION 5.1.    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

        SECTION 5.2.    CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in an amount in excess of $5,000,000, or, with respect to capital expenditures used for the Borrower’s tech center expansion on Mirro Drive in Manitowoc, Wisconsin, in an amount in excess of $8,500,000.

        SECTION 5.3.    LEASE EXPENDITURES. Incur operating lease expense in any fiscal year in an amount in excess of $2,500,000.

        SECTION 5.4.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) indebtedness incurred for the purchase of equipment in an amount not in excess of $2,000,000, and (c) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.

        SECTION 5.5.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity, except up to $25,000,000 in cash or stock per annum, assuming Borrower is currently not in default and the acquisition does not cause a default on a historical or pro-forma basis with the covenants established. The limit shall be reduced to $10,000,000 if the contemplated acquisition requires the use of the Revolving Line of Credit to complete the acquisition; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.

        SECTION 5.6.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity in an amount in excess of $250,000, except any of the foregoing in favor of Bank.

        SECTION 5.7.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity that is otherwise permitted under applicable law, in an amount not in excess of $250,000, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

        SECTION 5.8.    DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding.

        SECTION 5.9.    DISTRIBUTIONS. Declare or pay any distributions to its members either in cash or any other property, nor redeem, retire, repurchase or otherwise acquire any membership interest in Borrower.

        SECTION 5.10.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, other than security interests or liens granted for purposes of securing purchase money indebtedness otherwise permitted under the terms of this Agreement.

ARTICLE VI
EVENTS OF DEFAULT

        SECTION 6.1.    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

        (a)     Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

        (b)     Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

        (c)     Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

        (d)     Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank.

        (e)     The filing of a notice of judgment lien against Borrower or any Third Party Obligor in an amount in excess of $500,000; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property in an amount in excess of $500,000; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor in an amount in excess of $500,000; or the entry of a judgment against Borrower or any Third Party Obligor in an amount in excess of $500,000.

        (f)     Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

        (h)     The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

        (i)     Any change in ownership of an aggregate of fifty percent (50%) or more of the common stock of equity in Borrower.

        SECTION 6.2.    REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

        SECTION 7.1.    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

        SECTION 7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	ORION ENERGY SYSTEMS, INC. 1204 PILGRIM ROAD PLYMOUTH, WISCONSIN 53073

BORROWER:	GREAT LAKES ENERGY TECHNOLOGIES, LLC 2001 MIRRO DRIVE MANITOWOC, WI 54220

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION 100 EAST WISCONSIN AVENUE, SUITE#1400 MILWAUKEE, WI 53202

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

        SECTION 7.3.    COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

        SECTION 7.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

        SECTION 7.5.    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

        SECTION 7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

        SECTION 7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

        SECTION 7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

        SECTION 7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

        SECTION 7.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

        SECTION 7.11.    BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is for a business, commercial, investment, or other similar purpose and not primarily for a personal, family or household use.

        SECTION 7.12.    ARBITRATION.

        (a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

        (b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in Wisconsin selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

        (c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

        (d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Wisconsin or a neutral retired judge of the state or federal judiciary of Wisconsin, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Wisconsin and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Wisconsin Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

        (e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

        (f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

        (g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

        (h)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WELLS FARGO BANK,
ORION ENERGY SYSTEMS, INC	NATIONAL ASSOCIATION
By: /s/ Neal R. Verfuerth	By: /s/ Thomas J. Fameree
Neal R. Verfuerth, President/	Thomas J. Fameree
Chief Executive Officer	Vice President
GREAT LAKES ENERGY
TECHNOLOGIES, LLC
By: /s/ Neal R. Verfuerth
Neal R. Verfuerth
Manager